                                                                       Exhibit 5



                                 June 22, 2000


ICG Communications, Inc.
161 Inverness Drive West
P.O. Box 6742
Englewood, Colorado  80112

  Attn:  J. Shelby Bryan, Chairman of the Board

Dear Mr. Bryan:

I am general counsel for ICG Communications, Inc. (the "Company") and in that capacity I have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to the registration of 10,110,386 shares of ICG Communications, Inc. Common Stock, $.01 par value per share ("Common Stock"), that may be purchased pursuant to options granted under the (i) ICG Communications, Inc. Year 2000 Executive Long-Term Incentive Plan, (ii) ICG Communications, Inc. Year 2000 Broad-Based Long-Term Incentive Plan, (iii) ICG Communications, Inc. Non-Qualified Stock Option Agreements with the Optionees Listed on Appendix A, and (iv) ICG Communications, Inc. Share Price Appreciation Vesting Non-Qualified Stock Option Agreements with the Optionees Listed on Appendix B (collectively, the "Plans").

In connection with the opinion expressed below, I have made such factual inquiries and have examined or caused to be examined such questions of law as I have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is my opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plans, when paid for as contemplated by the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                            Very truly yours,

                            /s/ H. Don Teague

                            H. Don Teague
                            Executive Vice President,
                            General Counsel and Secretary

                         APPENDIX A

Shahid Abbasi                           Son Nguyen
Richard J. Adams                        James P. O'Brien
Cathy Arrendale                         Rebecca L. Penzol
Deborah Barrett                         Salvador Penzol
William S. Beans, Jr.                   Steven K. Robinson
Carole J. Berkowitz-Altman              Wayne G. Rouse
Jack Campbell                           Cynthia I. Schuster
Darlinda Coe                            James F. Smith
Alyson C. Crowley                       Juanita Stone
Doug A. Dooley                          Stephen F. Stulock
Eric L. Douglas                         Catharine Trebnick
JoAnne S. Drexler                       Catherine K. Usher
Mohammad Fahim                          Matthew C. Wajda
Richard E. Fish                         James Washington
Garrett Gee                             Lon E. Welsh
Michael Goedel                          W. Terrell Wingfield, Jr.
Kimberly Gordon
Corey L. Grobe
Mark A. Hafley
Margery E. Hager
Umar Hamidi
Michael Harry
Marilyn F. Heit
Patrick L. Hernandez
Eric Herrera
David Hildebrant
Karen L. Hilton
Jeffrey A. Hostetter
Pamela Jacobson
Sherwood Jackson
James M. Keenan
Christopher P. Kunkel
Dan G. Lavender
Kim Leung
Angela Lin
Stacie A. Lindsey-Mintken
Mark Long
Craig E. Lutz
Dennis J. Martin
Jennifer C. Martin
David L. McPeters
Michael C. Miller
Terry J. Mobley
Nazifa Nawabzada

                            APPENDIX B

William S. Beans, Jr.
Darlinda J. Coe
Joanne Drexler
Mohammad Fahim
Richard E. Fish
Mike Goedel
Corey L. Grobe
Umar Hamidi
Michael Harry
Pamela Jacobson
James F. Smith
James Washington
W. Terrell Wingfield